EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Cadence Financial Corporation on Form S-8 (Registration Nos. 333-136838, 333-75054, 333-67098, 333-106415, and 333-114080) and Form S-3 (Registration No. 333-157103) of our report dated March 12, 2009, with respect to the consolidated financial statements of Cadence Financial Corporation and to the effectiveness of internal control over financial reporting as of December 31, 2008, included in the 2008 Annual Report on Form 10-K of Cadence Financial Corporation.

/s/ T. E. Lott & Company
Columbus, Mississippi
March 12, 2009